Klondex Reports Record Second Quarter Operating Results Producing 66,629 GEOs,
An Increase of 94% from the First Quarter

Vancouver, BC - July 18, 2017 - Klondex Mines Ltd. (KDX:TSX; KLDX:NYSE MKT) (“Klondex” or the “Company”) is pleased to report its preliminary operating results for the second quarter of 2017 for its Nevada and Canadian operations.
Second Quarter 2017 Operating Highlights:

•	Produced and sold a record quarterly total of 66,629 and 69,522 gold equivalent ounces, respectively, up 94% and 107%, respectively, from the first quarter.

•	Mined a total 53,248 gold equivalent ounces(1), in line with Company expectations.

•	Processed all of the ore that was stockpiled at the Midas mill at the end of the first quarter.

•	YTD production of 101,019 gold equivalent ounces from Midas, Fire Creek and True North. The Company will begin processing Hollister ore through the Midas mill in the second half of the year.

•	Produced 6,911 gold equivalent ounces at True North, up 82% from the first quarter.

•	The Company remains on track to meet its annual production guidance of 210,000 to 225,000 gold equivalent ounces, up 36% from 2016.

•	The Company will report its financial results for the first quarter of 2017 after market close on Wednesday, August 9, 2017.
(1) Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.

Mr. Paul Huet, President and CEO commented, “As expected, the operating results for the second quarter were the best in the Company’s history. We processed all of the ore that was stockpiled at the Midas mill at the end of the first quarter plus we continued to execute our mine plans, mining an additional 53,248 gold equivalent ounces in the second quarter.” Mr. Huet continued, “We continue to make solid progress ramping up True North and Hollister, both of which are expected to make significant contributions to our production in the second half of the year. We are well positioned to meet our annual Company-wide production guidance of 210,000 to 225,000 gold equivalent ounces.”

Second Quarter and year to date 2017 Operating Results

	Three months ended June 30, 2017			Six months ended June 30, 2017
Consolidated	Nevada Total	Canada Total	Total	Nevada Total	Canada Total	Total
Ore tons mined	89,524	44,896	134,420	168,745	73,582	242,327
Gold equivalent grade mined (opt)(1)	0.52	0.14	0.40	0.60	0.14	0.46
Gold equivalent ounces mined(1)	46,934	6,333	53,248	100,533	10,249	110,768
Ore tons milled	92,232	69,675	161,907	153,198	98,612	251,810
Gold equivalent grade milled (opt)(1)	0.71	0.11	0.45	0.64	0.12	0.44
Gold equivalent ounces produced(1)	59,735	6,911	66,629	90,319	10,711	101,019
Gold equivalent ounces sold(1)	62,708	6,832	69,522	91,950	11,246	103,184
GEO Ratio(1)	72.5	70.8	72.8	71.3	70.8	71.4
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios are listed above:

	Three months ended June 30, 2017				Six months ended June 30, 2017
Nevada	Fire Creek	Midas	Hollister	Nevada Total	Fire Creek	Midas	Hollister	Nevada Total
Ore tons mined	33,929	40,433	15,162	89,524	65,659	80,586	22,500	168,745
Gold equivalent grade mined (opt)(1)	0.78	0.33	0.47	0.52	0.97	0.34	0.40	0.60
Gold equivalent ounces mined(1)	26,331	13,534	7,069	46,934	63,919	27,510	9,120	100,533
Ore tons milled	49,060	43,172	—	92,232	70,719	82,479	—	153,198
Gold equivalent grade milled (opt)(1)	1.01	0.36	—	0.71	0.99	0.34	—	0.64
Average gold recovery rate (%)	92.3%	92.4%	—%	92.3%	92.6%	92.2%	—%	92.5%
Average silver recovery rate (%)	85.5%	83.3%	—%	83.5%	84.8%	83.7%	—%	83.8%
Gold equivalent ounces produced(1)	45,773	13,962	—	59,735	64,966	25,366	—	90,319
Gold equivalent ounces sold(1)	47,370	15,338	—	62,708	63,906	28,061	—	91,950
GEO Ratio(1)	72.5	72.5	72.5	72.5	72.0	71.1	71.3	71.3
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios are listed above:

	Three months ended June 30, 2017			Six months ended June 30, 2017
Canada	True North Mine	True North Tailings	Canada Total	True North Mine	True North Tailings	Canada Total
Ore tons mined	44,896	—	44,896	73,582	—	73,582
Gold equivalent grade mined (opt)(1)	0.14	—	0.14	0.14	—	0.14
Gold equivalent ounces mined(1)	6,333	—	6,333	10,249	—	10,249
Ore tons milled	44,484	25,191	69,675	73,421	25,191	98,612
Gold equivalent grade milled (opt)(1)	0.14	0.05	0.11	0.14	0.05	0.12
Average gold recovery rate (%)	93.0%	89.0%	92.0%	94.0%	89.0%	94.0%
Gold equivalent ounces produced(1)	5,798	1,113	6,911	9,598	1,113	10,711
Gold equivalent ounces sold(1)	5,732	1,100	6,832	10,146	1,100	11,246
GEO Ratio(1)	70.8	70.8	70.8	70.8	70.8	70.8
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios are listed above:

Fire Creek - Nevada:
At Fire Creek, the Company milled 49,060 ore tons in the second quarter at an average milled head grade of 1.01 gold equivalent ounces per ton, producing 45,733 gold equivalent ounces. YTD, Fire Creek has produced 64,966 gold equivalent ounces, approximately 66% of its annual production guidance. In the second half of the year, Fire Creek will increase waste development activities. This will result in producing slightly fewer ore tons at similar grades. We continue to expect to meet our annual production guidance of 97,000 to 100,000 gold equivalent ounces.
Midas - Nevada:
At Midas, the Company milled 43,172 ore tons in the second quarter at an average milled head grade of 0.36 gold equivalent ounces per ton, producing 13,962 gold equivalent ounces. YTD, Midas has produced 25,366 gold equivalent ounces, approximately 59% of its annual production guidance. Midas will increase its development activities in the second half of the year, thus producing fewer ore tons at similar grades. We continue to expect to meet our annual production guidance of 42,000 to 45,000 gold equivalent ounces.
Hollister - Nevada:
At Hollister, the Company mined 15,162 ore tons in the second quarter at an average mined head grade of 0.47 gold equivalent ounces per ton for a total of 7,069 gold equivalent ounces, which were stockpiled at the end of the second quarter. Stockpiled ore is expected to be processed at the Midas mill in the second half of the year after metallurgical test work is completed. Mining rates are expected to increase significantly in the second half of the year as we complete development activities and increase cut and fill and long hole mining rates. We continue to expect to meet our annual production guidance of 30,000 to 35,000 gold equivalent ounces.

True North - Canada:
At True North in Canada, the Company milled 44,484 ore tons in the second quarter from the True North Mine at an average milled head grade of 0.14 gold ounces per ton, producing a total of 5,798 gold ounces. The Company also milled 25,191 tons from the True North Tailings at an average milled head grade of 0.05 gold ounces per ton producing an additional 1,113 gold ounces. Additional ore tons are expected to come from the Cohiba mine as development work commenced in the Cohiba ramp in the second quarter. Therefore, Therefore, we expect to meet our annual production guidance of 41,000 to 45,000 gold ounces from multiple ore sources.

Webcast and Conference Call
Klondex will report its financial results for the first quarter of 2017 after market close on Wednesday, August 9, 2017. A conference call and webcast will be held the following morning on Thursday, August 10, 2017 at 10:30am ET/7:30am PT. The conference call telephone numbers are listed below.
Canada & USA Toll Free Dial In: +1 800-319-4610
Toronto: +1 416-915-3239
International: +1 604-638-5340
Callers should dial in 5 to 10 minutes prior to the scheduled start time and ask to join the Klondex call. The webcast will be available on the Company's website or by clicking http://services.choruscall.ca/links/klondex20170810.html

For More Information
John Seaberg
Senior Vice President, Strategic Relations
O: 775-284-5757
M: 303-668-7991
jseaberg@klondexmines.com

About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a well-capitalized, junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine and the Midas Mine and ore milling facility, both of which are located in the state of Nevada, USA, and the True North Gold Mine and mill in Manitoba, Canada. The Company also has 100% interests in two recently acquired projects, the Hollister mine and the Aurora mine and ore milling facility, also located in Nevada, USA.
Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the production guidance, exploration, development and production potential at Fire Creek, Midas, Hollister and True North, future exploration, development and production plans of Klondex and timing relating to the Company's expected releases of mineral resource and mineral reserve estimates. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.